Exhibit 99.1

DelMar Pharmaceuticals Announces Second Quarter Fiscal Year 2016 Financial Results and Corporate Update

- Business update conference call and webcast on February 17, 2016 at 5:00 PM EST -

VANCOUVER, British Columbia and MENLO PARK, Calif., February 16, 2016 /PRNewswire/ -- DelMar Pharmaceuticals, Inc. (OTCQX: DMPI) (“DelMar” and the “Company”), a biopharmaceutical company focused on the development and commercialization of new cancer therapies, today announced its financial results for the second quarter of the 2016 fiscal year ending December 31, 2015. The Company also highlighted recent corporate and clinical achievements and provided an overview of expected near-term milestones.

DelMar management will host a business update conference call and live webcast for investors, analysts and other interested parties on Wednesday, February 17, 2016, at 5:00 pm EST.

“The progress we continued to achieve this quarter for our VAL-083 (dianhydrogalactitol) clinical program and the consistent positive data from preclinical studies, along with the recently announced collaboration with University of Texas MD Anderson Cancer Center, not only further validates the promise of VAL-083 as a potential new treatment for chemo-resistant tumors, but also sets the stage for 2016 to be a transformational year for our Company,” stated Jeffrey Bacha, Chairman and CEO of DelMar Pharmaceuticals.

RECENT CORPORATE HIGHLIGHTS

●	Announced a collaboration with the University of Texas MD Anderson Cancer Center (MD Anderson) to extend and accelerate the clinical development of VAL-083 for glioblastoma multiforme (GBM) patients following first recurrence of the disease. MD Anderson will initiate a new Phase II clinical study with VAL-083 at first recurrence/progression, prior to Avastin® (bevacizumab) exposure. Eligible patients will have recurrent GBM characterized by a high expression of MGMT, the DNA repair enzyme implicated in drug-resistance and poor patient outcomes following current front-line chemotherapy.
●	Completed enrollment of the Phase II expansion cohort for the GBM study at a dose of 40mg/m2. Confirmed 40mg/m2 as the maximum tolerated dose (MTD) for advancement into registration directed clinical trials. This optimized dosing regimen may enhance the potential of VAL-083 to impact a patient’s tumor as well as to improve patient outcomes.
●	Presented interim Phase II data at the 2015 Society for Neuro-Oncology Annual Meeting. A Kaplan Meier survival estimate, based on these preliminary interim data, projects a clinically meaningful survival benefit for refractory GBM patients whose tumors have recurred following both front-line therapy with temozolomide and second-line bevacizumab treatment.
●	Presented data supporting VAL-083’s potential as a treatment for pediatric brain tumors at the American Association for Cancer Research (AACR) Advances in Pediatric Research Conference. The preclinical and clinical data support advancement of VAL-083 into a clinical study in pediatric patients with recurrent or resistant medulloblastoma (MB) and high grade gliomas (HGGs).

●	Presented data indicating the promising potential of VAL-083 as a solution for major unmet needs in the treatment of a variety of cancers, including GBM, non-small cell lung cancer (NSCLC), ovarian cancer and pediatric brain tumors, at the AACR New Horizons in Cancer Research Conference.
●	Announced additional data on the unique molecular mechanisms responsible for VAL-083 activity against cancer at the 2015 Canadian Cancer Research Conference. These data suggest that VAL-083’s activation of immune response pathways may represent a promising personalized medicine approach in the treatment of cancer.
●	Presented positive data on the benefit of VAL-083 in combination with platinum-based chemotherapy for non-small cell lung cancer at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. The data demonstrate that VAL-083 retains activity in chemo-resistant NSCLC tumor types and has a super-additive effect in NSCLC when used in combination with platinum-based chemotherapeutic agents.
●	Presented positive preclinical data supporting the activity of VAL-083 in treatment-resistant ovarian cancer. The data support VAL-083 as a viable treatment option for patients failing platinum-based chemotherapy and demonstrates a potential benefit in combination with platinum therapy.

“For the first half of 2016 we will focus on accomplishing several actionable milestones that will position DelMar to expand clinical development around VAL-083 and also serve to maximize shareholder value. We believe that DelMar’s recent data, combined with historical clinical validation, positions VAL-083 as a superior alternative to currently available chemotherapy for GBM patients whose tumors are characterized by high expression of MGMT. Our goal is nothing short of creating a paradigm-shift in the treatment of this horrific cancer,” added Mr. Bacha.

“We anticipate reporting top-line survival data from the Phase II expansion cohort of our refractory GBM clinical trial in the first half of 2016. Based on our observations to date, we believe that we are well positioned to advance VAL-083 into Phase II/III registration clinical trials in refractory GBM during 2016. New non-clinical data reported in 2015 continued to demonstrate VAL-083’s unique cytotoxic anti-cancer mechanism, and we anticipate leveraging these data by expanding our clinical development programs around VAL-083 also during 2016,” concluded Mr. Bacha.

EXPECTED NEAR-TERM MILESTONES

●	Report top-line data from the Phase II study with VAL-083 in refractory GBM in the first half of 2016;
●	Engage the U.S. Food and Drug Administration (FDA) regarding the design of a proposed registration-directed Phase II/III clinical trial for VAL-083 in refractory GBM;
●	Initiate registration-directed Phase II/III clinical trials for VAL-083 as a new treatment option for refractory GBM in 2016;
●	Initiate the Phase II clinical study at MD Anderson with VAL-083 in patients with GBM at first recurrence/progression;
●	Initiate clinical studies in newly-diagnosed GBM patients as an alternative to temozolomide in patients with high expression of MGMT;
●	Initiate new clinical trials with VAL-083 in refractory NSCLC;

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●	Continue to pursue pre-clinical research with leading investigators to advance VAL-083 as a potential treatment for other chemo-resistant cancers including ovarian cancer and pediatric medulloblastoma;
●	Maximize the value of the VAL-083 pipeline through potential partnership opportunities in high value oncology markets;
●	Continue to build the Company’s intellectual property portfolio; and
●	Continue to implement strategies that enable DelMar to meet qualifications to list its shares on a national stock exchange.

CONFERENCE CALL DETAILS

DelMar plans to host a conference call on Wednesday, February 17, 2016, at 5:00 p.m. EST, to discuss quarterly results and provide a corporate update. For both “listen-only” participants and those who wish to take part in the question and answer portion of the call, the telephone Dial-in Number is (800) 895-1715 (toll-free) or (785) 424-1059 (toll) with Conference ID “DelMar.” A link to the webcast and slides will be available on the IR Calendar of the Investors section of the Company’s website at www.delmarpharma.com and will be archived for 30 days.

SUMMARY OF FINANCIAL RESULTS FOR THE SECOND QUARTER OF FISCAL YEAR 2016 ENDED DECEMBER 31, 2015

For the three months ended December 31, 2015 the Company reported a net loss of $2,646,690, or a net loss per share of $0.06, compared to a net loss of $619,633, or a net loss per share of $0.02 for the three months ended December 31, 2014 as restated.

FINANCIAL SUMMARY

The following represents selected financial information as of December 31, 2015. The Company’s financial information has been prepared in accordance with U.S. GAAP and this selected information should be read in conjunction with DelMar’s consolidated financial statements and Management’s Discussion and Analysis (MD&A), as filed.

DelMar’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the company’s website at: http://ir.delmarpharma.com/all-sec-filings.

Selected Balance Sheet Data

	December 31, 2015 $	June 30, 2015 $
		(as restated)

Cash and cash equivalents	1,957,009	1,754,433
Working capital	1,605,025	1,722,336
Total Assets	2,184,593	2,575,421
Derivative liability	1,352,584	2,364,381
Total stockholders’ equity (deficit)	116,729	(821,490)

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Selected Statement of Operations Data

For the Three months Ended:

	December 31,	December 31,
	2015	2014
	$	$
		(as restated)

Research and development	789,187	612,169
General and administrative	890,672	656,229
Change in fair value of derivative liability	680,188	(892,326)
Change in fair value of derivative liability due to change in warrant terms	242,400	143,532
Loss on exchange of warrants	–	92,843
Foreign exchange loss	44,253	7,295
Interest income	(10)	(109)
Net loss from operations	2,646,690	619,633
Basic weighted average number of shares outstanding	43,979,516	37,798,183
Basic loss per share	0.06	0.02

About VAL-083

VAL-083 is a “first-in-class,” small-molecule chemotherapeutic. In more than 40 Phase I and II clinical studies sponsored by the U.S. National Cancer Institute, VAL-083 demonstrated clinical activity against a range of cancers including lung, brain, cervical, ovarian tumors and leukemia both as a single-agent and in combination with other treatments. VAL-083 is approved in China for the treatment of chronic myelogenous leukemia (CML) and lung cancer, and has received orphan drug designation in Europe and the U.S. for the treatment of malignant gliomas.

DelMar has demonstrated that VAL-083's anti-tumor activity is unaffected by the expression of MGMT, a DNA repair enzyme that is implicated in chemotherapy resistance and poor outcomes in GBM patients following standard front-line treatment with Temodar® (temozolomide).

DelMar recently announced the completion of enrollment in a Phase II clinical trial of VAL-083 in refractory GBM. Patients have been enrolled at five clinical centers in the United States: Mayo Clinic (Rochester, MN); UCSF (San Francisco, CA) and three centers associated with the Sarah Cannon Cancer Research Institute (Nashville, TN, Sarasota, FL and Denver, CO).

In the Phase I dose-escalation portion of the study, VAL-083 was well tolerated at doses up to 40mg/m2 using a regimen of daily x 3 every 21 days. Adverse events were typically mild to moderate; no treatment-related serious adverse events reported at doses up to 40 mg/m2. Dose limiting toxicity (DLT) defined by thrombocytopenia (low platelet counts) was observed in two of six (33%) of patients at 50 mg/m2. Generally, DLT-related symptoms resolved rapidly and spontaneously without concomitant treatment, although one patient who presented with hemorrhoids received a platelet transfusion as a precautionary measure.

Sub-group analysis of data from the Phase I dose-escalation portion of the study suggested a dose-dependent and clinically meaningful survival benefit following treatment with VAL-083 in GBM patients whose tumors had progressed following standard treatment with temozolomide, radiotherapy, bevacizumab and a range of salvage therapies.

Patients in a low dose (≤5mg/m2) sub-group had a median survival of approximately five (5) months versus median survival of approximately nine (9) months for patients in the therapeutic dose (30mg/m2 & 40mg/m2) sub-group following initiation of VAL-083 treatment. DelMar reported increased survival at 6, 9 and 12 months following initiation of treatment with VAL-083 in the therapeutic dose sub-group compared to the low dose sub-group.

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Further details can be found at http://www.delmarpharma.com/scientific-publications.html.

About DelMar Pharmaceuticals, Inc.

DelMar Pharmaceuticals, Inc. was founded to develop and commercialize new cancer therapies in indications where patients are failing or have become intolerable to modern targeted or biologic treatments. The Company's lead drug in development, VAL-083, is currently undergoing clinical trials in the U.S. as a potential treatment for refractory glioblastoma multiforme. VAL-083 has been extensively studied by U.S. National Cancer Institute, and is currently approved for the treatment of chronic myelogenous leukemia and lung cancer in China. Published pre-clinical and clinical data suggest that VAL-083 may be active against a range of tumor types via a novel mechanism of action that could provide improved treatment options for patients.

For further information, please visit www.delmarpharma.com; or contact DelMar Pharmaceuticals Investor Relations: ir@delmarpharma.com / (604) 629-5989. Connect with the Company on Twitter, LinkedIn, Facebook, and Google+. Investor Relations Counsel: Amato & Partners LLC.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our current reports on Form 8-K.

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